UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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City Holding Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 24, 2006

To Our Shareholders:

On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting of Shareholders of City Holding Company to be held in the Richardson Room at the Capitol Conference Center located at 815 Lee Way, Charleston, West Virginia 25301, on Wednesday, May 10, 2006 at 2:30 p.m. We look forward to personally greeting those of you who are able to attend the meeting.

The notice of meeting and proxy statement accompanying this letter describes the specific business to be acted upon.

In addition to the specific matters to be acted upon, there will be a report on the progress of the Company and an opportunity for questions of general interest to the shareholders.

It is important that your shares be represented at the meeting. Whether or not you plan to attend the annual meeting, please vote your shares by: (1) the internet, (2) calling the toll-free number shown on the proxy card, or (3) completing, signing and returning the enclosed proxy card as soon as possible in the postage-paid envelope provided.

City Holding Company thanks you for your consideration and your continued support.

Sincerely,

E. M. Payne, III
Chairman of the Board

Charles R. Hageboeck
President & CEO

CITY HOLDING COMPANY

25 Gatewater Road

Charleston, West Virginia 25356-0520

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 10, 2006

Notice is hereby given that the Annual Meeting of Shareholders of City Holding Company will be held in the Richardson Room at the Capitol Conference Center located at 815 Lee Way, Charleston, West Virginia 25301, on Wednesday, May 10, 2006 at 2:30 p.m. (local time) for the following purposes:

1.	To elect four Class I directors to serve for a term of three years. The names of the nominees are set forth in the accompanying proxy statement.

2.	To approve an amendment to the Company’s Articles of Incorporation to provide a waiver of liability of directors under certain circumstances, as permitted under the West Virginia Business Corporation Act enacted in 2002.

3.	To approve an amendment to the Company’s Articles of Incorporation to change the percentage of votes required to remove a director from office from 51% to two-thirds of the shares issued and outstanding.

4.	To approve an amendment to the Company’s Articles of Incorporation to provide that in the event that a vote brought before the Company’s Board of Directors results in a tie vote, the vote of the Chairman of the Board of the Company or his duly appointed delegate (who shall also be a Director) shall be counted twice.

5.	To ratify the Board of Directors’ appointment of Ernst & Young LLP as the independent registered public accounting firm for City Holding Company for 2006.

6.	To transact such other business as may properly come before the meeting.

Shareholders of record at the close of business on March 17, 2006 are the only shareholders entitled to notice of and to vote at the annual shareholders meeting.

By Order of the Board of Directors,

Victoria A. Evans,
Secretary

March 24, 2006

IMPORTANT NOTICE

We urge you to sign and return the enclosed proxy as promptly as possible regardless of your plans to attend the meeting. If you attend the meeting, you may vote your shares in person, even though you have previously signed and returned your proxy.

CITY HOLDING COMPANY

25 Gatewater Road

Charleston, West Virginia 25356-0520

PROXY STATEMENT

Information Concerning the Solicitation

This statement is furnished in connection with the solicitation of proxies to be used at the Annual Meeting of Shareholders of City Holding Company (the “Company”) to be held on May 10, 2006.

The solicitation of proxies in the enclosed form is made on behalf of the Board of Directors of the Company. The cost of preparing, assembling, and mailing the proxy material and of reimbursing brokers, nominees, and fiduciaries for the out-of-pocket and clerical expenses of transmitting copies of the proxy material to the beneficial owners of shares held of record by such persons will be borne by the Company. The Company does not currently intend to solicit proxies otherwise than by use of the mail, but certain officers and regular employees of the Company or its subsidiaries, without additional compensation, may use their best efforts, by telephone or otherwise, to obtain proxies. The proxy materials are being mailed, on or about March 24, 2006, to shareholders of record at the close of business on March 17, 2006.

Annual Report

The Company’s Annual Report for the fiscal year ended December 31, 2005, is being furnished with this Proxy Statement to shareholders of record on the Record Date. The Annual Report to Shareholders does not constitute a part of this Proxy Statement or the proxy solicitation material.

Householding

The Securities and Exchange Commission (“SEC”) has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process is commonly referred to as “householding.”

The Company implemented “householding”, effective January 1, 2006 in an effort to reduce the number of duplicate mailings to the same address. This process benefits both shareholders and the Company, because it eliminates unnecessary mailings delivered to your home and helps to reduce the Company’s expenses. “Householding” will not be used, however, if the Company has received contrary instructions from one or more of the shareholders sharing an address. We will continue to “Household” indefinitely until you instruct us otherwise. You may notify the Company that you would like to receive separate copies of the Company’s annual report and proxy statement in the future by calling SunTrust Bank at 1-800-568-3476, or by mail to the attention of City Holding Company, c/o SunTrust Bank, Stock Transfer Department, Mail Code 258, Post Office Box 4625, Atlanta, GA 30302. Even if your household receives only one annual report and one proxy statement, the Company will continue to send a separate proxy card for each shareholder residing at your address. Please note, however, that if you also hold shares of the Company in “street name” (e.g., in a brokerage account or retirement plan account) you may continue to receive duplicate mailings.

Voting Methods

The accompanying proxy is for use at the Annual Meeting if a shareholder either will be unable to attend in person or will be able to attend but wishes to vote by proxy. Shares may be voted by completing the enclosed proxy card and mailing it in the postage-paid envelope provided, voting over the Internet, or using a toll-free telephone number. Please refer to the proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available. (If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.) Shareholders who vote over the Internet may incur costs, such as telephone and Internet access charges, for which the shareholder is responsible. The Internet and telephone voting facilities for eligible shareholders of record will close at 6:00 a.m., Eastern Time, on May 10, 2006. Specific instructions to be followed by any shareholder interested in voting via the Internet or telephone are shown on the enclosed proxy card. The Internet and telephone voting procedures are designed to authenticate the shareholder’s identity and to allow shareholders to vote their shares and confirm that their instructions have been properly recorded. In the event that a shareholder’s proxy does not reference Internet or telephone information because the shareholder is not the registered owner of the shares, the shareholder should complete and return the paper proxy card in the self-addressed, postage-paid envelope provided.

The proxy may be revoked at any time before the shares subject to it are voted by (i) notifying, in writing, Victoria A. Evans, Corporate Secretary, City Holding Company, P. O. Box 7520, Charleston, WV 25356-0520, (ii) executing a proxy bearing a later date (including a proxy given over the Internet or by telephone), or (iii) voting in person at the Annual Meeting the shares represented by the proxy. (Your attendance at the Annual Meeting will not, by itself, revoke your proxy; you must vote in person at the Annual Meeting.) All shares of the Company’s common stock (the “Common Stock”) represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified therein. If no specification is made, the proxies will be voted FOR proposals 1, 2, 3, 4 and 5. If any other matters are properly presented for consideration at the Annual Meeting, the persons named as proxies and acting thereunder will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. At this time, the Company is not aware of any other matters that may come before the Annual Meeting.

Outstanding Voting Shares

Only shareholders of record at the close of business on March 17, 2006 are entitled to vote at the Annual Meeting. On that day, there were issued and outstanding ________ shares of Common Stock (after deducting an aggregate of _________ shares held in treasury). Each share has one vote. Directors are elected by a plurality of the votes cast. The affirmative vote of a majority of the shares represented and entitled to vote at the Annual Meeting is required to approve the amendments to the Company’s Articles of Incorporation and to ratify the appointment of Ernst & Young LLP. In elections of directors, each shareholder shall have the right to cast one vote for each share of stock owned by him for as many persons as there are directors to be elected, or, upon notice to the Company at least 48 hours before the meeting and in accordance with West Virginia law, he may cumulate such votes and give one candidate as many votes as the number of directors to be elected multiplied by the number of his shares of stock, or he may distribute them on the same principle among as many candidates and in such manner as he shall desire. If one shareholder duly gives notice in accordance with West Virginia law that he intends to cumulate votes, all shareholders may do so. If any shares are voted for the election of directors, the persons named in the accompanying proxy card may, unless otherwise directed, cumulate their votes at their discretion and vote for less than all such nominees. For all other purposes, each share is entitled to one vote.

The presence, in person, or by properly executed proxy, of the holders of a majority of the outstanding shares of the Company’s Common Stock entitled to a vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Abstentions will be counted as shares present for purposes of determining the presence of a quorum. Because director nominees must receive a plurality of the votes cast at the meeting, a vote withheld will not affect the outcome of the election. Additionally, because a majority of the votes cast will be sufficient for the approval of the amendments to the Articles of Incorporation and the ratification of the appointment of Ernst & Young LLP, neither broker non-votes nor abstentions will affect the outcome of the proposals. Any shares held in street name that are not voted (“broker non-votes”) in the election of directors or the proposal to ratify the Company’s appointment of Ernst & Young LLP will not be included in determining the number of votes cast.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The Company’s only authorized voting equity security is its Common Stock, par value $2.50 per share.

Beneficial Ownership of Directors and Named Executive Officers

The table below presents certain information as of March 1, 2006 regarding beneficial ownership of shares of Common Stock by directors, named executive officers listed under “Executive Officers of City Holding Company” on page 15, and all directors and executive officers as a group.

Name of Beneficial Owner	Sole Voting and Investment Power	Other (1)	Common Shares Subject to a Right to Acquire (2)	Aggregate Percentage Owned
Directors:
Samuel M. Bowling	52,616	17,768			*
Hugh R. Clonch	19,977	91,984			*
Oshel B. Craigo	10,509	2,912			*
William H. File III	13,076	999			*
Robert D. Fisher	12,110				*
Jay C. Goldman	12,256				*
Charles R. Hageboeck	24,650	10,046	36,332		*
David W. Hambrick (3)	34,450	3,317			*
Tracy W. Hylton II	17,842				*
C. Dallas Kayser	16,429	497			*
Philip L. McLaughlin	32,701	5,776			*
E. M. Payne III	5,495	54,230			*
James L. Rossi (3)	10,459	266			*
Sharon H. Rowe	40,088	8			*
James E. Songer II (3)	7,304	60,340			*
Albert M. Tieche, Jr.	30,600				*
Mary H. Williams (3)	7,701	56,740			*
Named Executive Officers:
Craig G. Stilwell	23,513	1,207	26,000		*
John A. DeRito	200		16,000		*

Name of Beneficial Owner	Sole Voting and Investment Power	Other (1)	Common Shares Subject to a Right to Acquire (2)	Aggregate Percentage Owned
John W. Alderman III	750	2,042	5,000		*
David L. Bumgarner		97	7,500		*
Directors and Executive Officers as a group (21 persons)	372,726	308,229	90,832	4.26%

*	Less than 1%.

(1)	Includes shares (a) owned by or with certain relatives; (b) held in various fiduciary capacities; (c) held by certain corporations; (d) held in trust under the Company’s 401(k) Plan and Trust.

(2)	Includes options to acquire shares of the Company’s Common Stock that are exercisable within 60 days of March 1, 2006.

(3)	Messrs. Hambrick, Rossi, Songer and Ms. Williams are nominees for re-election to the Board of Directors.

GOVERNANCE AND NOMINATING COMMITTEE REPORT

The Governance and Nominating Committee of the Board of Directors (the “Governance Committee”) is comprised of six independent directors and operates under a written charter adopted by the Board of Directors. The Governance Committee is charged with the responsibilities of: (i) identifying individuals qualified to become Board members; (ii) selecting or recommending that the Board select the director nominees for the next annual meeting of shareholders; and (iii) overseeing corporate governance matters for the Company.

During fiscal year 2005, the Governance Committee acted on several items relating to corporate governance, including but not limited to:

•	Reducing the number of directors from nineteen to seventeen.

•	Continuing to work with the Compensation Committee to refine a CEO succession plan.

•	Attending and sponsoring various ISS-accredited director education programs for members of the Board of Directors.

•	Establishing and approving a formal job description for the non-executive Chairman of the Board.

•	Approving and recommending to the full Board of Directors, for submission to the shareholders, a change in the Company’s bylaws and an amendment to the Company’s Articles of Incorporation to clarify the treatment of tie votes in matters brought before the Board of Directors.

•	Approving and recommending to the full Board of Directors a change in the Company’s bylaws to require each Board member to attest annually that he or she is in compliance with the Company’s Ethics Policy.

•	Approving and recommending to the full Board of Directors a change in the Company’s bylaws to clarify the time in which a director in office shall be deemed to have retired from the Board.

•	Approving and recommending to the full Board of Directors, for submission to the shareholders, an amendment to the Company’s Articles of Incorporation to change the percentage of votes required to remove a director from 51% to two-thirds of the shares issued and outstanding.

•	Approving and recommending to the full Board of Directors, the amendment of Sections 23 and 27 of the Shareholders Rights Plan to change the director vote required to redeem rights from “continuing directors” to “directors in office”.

•	Approving and recommending to the full Board of Directors, for submission to the shareholders, an amendment to the Company’s Articles of Incorporation to include a provision which limits the liability of directors of the corporation for monetary damages to the corporation or its shareholders as permitted by the West Virginia Business Corporation Act of 2002.

Director candidates are nominated by the Governance Committee. The Governance Committee will consider director candidates recommended by shareholders (see “Shareholders Proposals and Nominations” on page 31), other members of the Board, officers and employees of the Company and other sources that the committee deems appropriate. The Governance Committee’s written charter directs the committee to evaluate the candidates based upon the totality of the merits of each candidate and not based upon minimum qualifications or attributes. In considering individual nominees, the committee will take into account the qualifications of other Board members to ensure that a broad variety of skill sets and experience beneficial to the Company and its business are represented on the Board of Directors. The Governance Committee evaluates all director candidates in the same manner regardless of the source of the recommendation. Some of the criteria used by the committee to evaluate the candidates, including those selected for nomination at the 2006 Annual Meeting, include:

•	Personal and professional integrity

•	Prior business experience, including knowledge of the banking business

•	Education

•	Age

•	Skills that may be relevant to the Company’s business

•	Geographic distribution of the candidates

•	Prior Board experience with the Company or other publicly-traded companies

•	Involvement in community, business and civic affairs

The Governance Committee is also empowered to retain and to terminate outside advisors to assist in the performance of its functions with the sole authority to agree to fees and other terms of engagement. The committee did not hire any outside advisors to assist them with respect to the selection of candidates for director nominations in 2006.

The Governance Committee has nominated for election as Class I directors the following four candidates, all of whom currently serve as Class I directors of the Company: David W. Hambrick, James L. Rossi, James E. Songer II and Mary H. Williams. The Governance Committee did not receive any recommendations from any shareholders in connection with the Annual Meeting.

Respectfully submitted,

Jay C. Goldman, Chairman

Oshel B. Craigo

Hugh R. Clonch

Robert D. Fisher

C. Dallas Kayser

James E. Songer II

February 22, 2006

ELECTION OF DIRECTORS (Proposal 1)

In accordance with the Company’s Bylaws, the Board of Directors is classified into three classes as nearly equal in number as the then total number of Directors constituting the whole Board permits. Each class is to be elected to separate three-year terms with each term expiring in different years. At each Annual Meeting, the directors or nominees constituting one class are elected for a three-year term. The term of Class I directors expires at the 2006 Annual Meeting. There are four nominees for election as Class I directors to serve for terms of three years expiring at the Annual Meeting in 2009. Messrs. Hambrick, Rossi, Songer and Ms. Williams currently serve as directors of the Company and will stand for re-election as Class I directors.

Each director elected will continue in office until a successor has been elected. If any nominee is unable to serve, which the Board of Directors has no reason to expect, the persons named in the accompanying proxy card intend to vote for the balance of those named and, if they deem it advisable, for a substitute nominee. The names of the nominees for directors of the Company and the names of the directors of the Company whose terms of office will continue after the Annual Meeting are listed in the following table.

Name	Age	Director Since		Principal Occupation During The Past Five Years
Class I Directors (Terms Expire in 2009)

David W. Hambrick	64	1993	(1)	Self-employed attorney since January 2005. Attorney, Guills & Via, PLLC (law firm) from January 2002 – December 2004. Self-employed attorney from March 2000 - December 2001.

James L. Rossi	51	2001		Owner & President, James Rossi CPA, A.C. (public accounting). Member, Mason Development Group, LLC (commercial real estate development and leasing).

James E. Songer II	49	2000		President, Songer Insurance Agency (insurance agency). Owner, Homeseekers LLC (real estate sales and development).

Mary E. Hooten Williams	44	2001		Owner, Bistro Gourmet, LLC (gourmet food market and catering) since December 15, 2004. Treasurer, Hooten Equipment Company (dealers/distributors of commercial heating and air conditioning and suppliers of food service equipment) until December 15, 2004. Treasurer, Virginia Street Corporation (real estate). Pharmaceutical Sales Specialist, AstraZeneca, from September 2000 - August 2001.

The Board of Directors recommends that shareholders vote “FOR” all of the Class I nominees listed above.

Class II Nominees (Terms Expire in 2007):

Oshel B. Craigo	68	2001		Owner and Operator, Better Foods, Inc. (restaurants).

William H. File III	58	2001		Partner, File Payne Scherer & File, PLLC (law firm).

Tracy W. Hylton II	57	1993	(1)	President, Eller, Inc. (construction and reclamation company). Member, Harper Hotel LLC (management company). Member, HMTWH, LLC (real estate investments). President, Lightning, Inc. (lease holding and coal sales). Member, M & T, LLC (partner in coal loading dock). President, MIN, Inc. (coal sales). Vice President, Nell Jean Enterprises, Inc. (retail sales of mining, construction, sporting goods). President, Nell Jean Industries (heavy excavation and reclamation). President, New Land Leasing Company, Inc. (lease holding company). President, Patience, Inc. (surface coal mining). Member, T & M, LLC (land owner and lessor).

C. Dallas Kayser	54	1995		Senior Partner, Kayser, Layne & Clark, PLLC (formerly C. Dallas Kayser, LC) (law firm).

Name	Age	Director Since		Principal Occupation During The Past Five Years
E. M. Payne III	70	1985	(1)	President, Piney Land Company (land management company) since July 2003. President, McCreery Coal Land Company (land management company). President, James T. McCreery Co. (land management company). President, Hilton Head Equity Mgmt. Co., Inc. (land management company). President, Combahee Investment Corp. (land management company). President, River Hills Land Company, LLP (land management company). Of Counsel, File Payne Scherer & File, PLLC (law firm) since July 2003. Partner, File Payne Scherer & File, PLLC (law firm) until June 30, 2003.

Sharon H. Rowe	54	2001		Retired as Vice President of Communications, The Greenbrier Resort and Club Management Company and Director of Communications, The Greenbrier (resort/hotel) on January 1, 2006.

Class III Directors (Terms Expire in 2008)

Samuel M. Bowling	68	1983		President and Owner, Dougherty Co., Inc. (mechanical contractor).

Hugh R. Clonch	66	1995		President, Clonch Industries (lumber manufacturer).

Robert D. Fisher	53	1994		Partner, Adams, Fisher & Boggs, PLLC (law firm).

Jay C. Goldman	62	1988		President, Goldman and Associates (real estate). Former Mayor, City of Charleston, Charleston, WV.

Charles R. Hageboeck	43	2005		President and Chief Executive Officer, City Holding Company and City National Bank since February 1, 2005. Executive Vice President and Chief Financial Officer, City Holding Company and City National Bank from June 2001 – January 31, 2005. Director of Forecasting, Roche Diagnostics Corp. from 2000 - 2001.

Philip L. McLaughlin	65	1993	(1)	Retired as Chairman of the Board, City Holding Company in April 2002. Regional President (Allegheny Region), City National Bank from 1999 - June 2001.

(1)	On December 31, 1998, the merger of Horizon Bancorp, Inc. (“Horizon”) into City Holding Company (“City Holding”) (the “Holding Company Merger”) was consummated and certain directors of Horizon became directors of City Holding.

ADDITIONAL INFORMATION CONCERNING THE BOARD OF DIRECTORS

Board of Directors

The Company is managed under the direction of the Board of Directors, which has adopted a Code of Ethics and charters for the Governance and Nominating Committee, Compensation Committee and the Audit Committee to set forth certain corporate governance practices. These documents are available on the Company’s Internet website at http://www.cityholding.com under the Corporate Governance tab.

Independence of Directors

The Board of Directors has determined that the following directors are “independent” within the meaning of the general independence standards in the listing standards of The Nasdaq Stock Market, Inc., the market on which shares of the Company’s Common Stock are quoted: Messrs. Clonch, Craigo, File, Fisher, Goldman, Hambrick, Hylton, Kayser, McLaughlin, Payne, Rossi, Songer, Tieche and Mmes. Rowe and Williams.

Meetings of Independent Directors

Independent members of the Board of Directors generally meet in executive sessions without management following every regularly scheduled Board meeting. (Other sessions may be called by the presiding director in his or her own discretion or at the request of the independent members of the Board.) The independent directors met twelve times in 2005. The presiding director in 2005 was Mr. E. M. Payne III. Mr. Payne became Chairman of the Board on August 31, 2005 and succeeded Gerald R. Francis who resigned as Chairman and a director of the Company on August 1, 2005. Subsequent to Mr. Payne’s appointment as Chairman, the position of presiding director was dissolved. Mr. Payne leads both the regular meetings of the Company’s directors as well as the executive sessions of independent directors.

Shareholders and other interested persons may contact the Chairman of the Board or the independent members of the Board of Directors as a group through the method described in “Communications with the Board of Directors” below.

Attendance at Annual Meeting

The Company expects all directors to attend the annual meeting of shareholders each year. All directors attended the annual meeting of shareholders held on April 27, 2005.

Communications with the Board of Directors

The Board of Directors has unanimously approved a process for shareholders to send communications to the Board of Directors and individual directors. Shareholders and other interested persons may communicate with the full Board of Directors, a specified committee of the Board, the independent directors or a specified individual member of the Board in writing by mail c/o City Holding Company, 25 Gatewater Road, P. O. Box 7520, Charleston, WV 25356-0520, Attention: Corporate Secretary. All communications will be forwarded to the Board of Directors, the specified committee of the Board or the specified individual director, as appropriate. The Company screens all regular mail for security purposes.

Availability of Code of Ethics and Committee Charters

The Company’s Code of Ethics and the charters of the Audit Committee, Compensation Committee, and Governance and Nominating Committee are available on the Company’s Internet website at http://www.cityholding.com under the Corporate Governance tab.

Committees of the Board of Directors and Meeting Attendance

The full Board of Directors met 12 times during the fiscal year ended December 31, 2005. No member of the Board of Directors of the Company attended less than 75% of the aggregate meetings of the Board of Directors and all committees on which such director served during 2005.

Executive Committee

During 2005, the Executive Committee consisted of Messrs. Bowling, Hageboeck and Payne (Chairman). Subject to limitations imposed by the West Virginia Business Corporation Act, the Executive Committee has the power to act between meetings of the Board on virtually all matters that the Board could act upon, but generally as a matter of practice reserves its function for special or emergency purposes. The Executive Committee did not meet during fiscal year 2005. In February 2006, the Executive Committee was restructured and is currently comprised of the following members: Messrs. Payne (Chairman), Bowling, Goldman, Hageboeck, Kayser and Rossi.

Compensation Committee

During 2005, the Compensation Committee consisted of Messrs. Kayser (Chairman), Craigo, Clonch, Fisher, Goldman and Songer. The Board of Directors has determined that each of the current members of the Compensation Committee is “independent” within the meaning of the general independence standards of the listing standards of The Nasdaq Stock Market, Inc. For a description of the function of the Compensation Committee, see “Compensation Committee Report on Executive Compensation” beginning on page 19. The Compensation Committee met four times during the fiscal year ended December 31, 2005. Each member of the Compensation Committee attended all meetings held during 2005.

Audit Committee

During 2005, members of the Audit Committee included Messrs. Rossi (Chairman), Hambrick, Hylton, Payne, Tieche and Ms. Rowe, none of whom is employed by the Company. The Board of Directors has determined that each of the current members of the Audit Committee is “independent” within the meaning of the enhanced independence standards for audit committee members in the Securities Exchange Act of 1934 and rules thereunder, as amended, and as incorporated into the listing standards of The Nasdaq Stock Market, Inc. The Board of Directors has also determined that James L. Rossi, Chairman of the Audit Committee, is an “audit committee financial expert” within the meaning of the rules promulgated by the Securities and Exchange Commission pursuant to the Sarbanes-Oxley Act of 2002. The Audit Committee held six meetings during fiscal year 2005. The Audit Committee selects the Company’s independent registered public accounting firm (subject to shareholder ratification), considers the scope of the audit, reviews the activities and recommendations made by the Company’s internal auditors, and considers comments made by the independent registered public accounting firm with respect to the Company’s internal control structure. No Audit Committee member, except Mr. Hylton, attended fewer than 75% of the committee meetings held during the fiscal year ended December 31, 2005.

Governance and Nominating Committee

During 2005, the Governance and Nominating Committee (“Governance Committee”) consisted of Messrs. Goldman (Chairman), Craigo, Clonch, Fisher, Kayser and Songer. The Board of Directors has determined that each of the current members of the Governance Committee is “independent” within the meaning of the general independence standards of the listing standards of The Nasdaq Stock Market, Inc. For a description of the function of the Governance Committee, see the “Governance and Nominating Committee Report” on page 5. The Governance Committee met four times during fiscal year 2005. No Governance Committee member, attended fewer than 75% of the committee meetings held during the fiscal year ended December 31, 2005.

Director Candidate Recommendations and Nominations by Shareholders. The Governance Committee’s Charter provides that the Governance Committee will consider director candidate recommendations by shareholders. Any shareholder entitled to vote for the election of directors may (1) recommend candidates for election to the Board of Directors or (2) nominate persons for election to the Board or Directors if such shareholder complies with the procedures set forth in the Company’s Amended and Restated Bylaws, which are summarized in “Shareholder Proposals and Nominations” beginning on page 31.

Governance and Nominating Committee Process for Identifying and Evaluating Director Candidates. For a description of the Governance Committee’s process for identifying and evaluating candidates for election to the Board of Directors, see the “Governance and Nominating Committee Report” on page 5. The Governance Committee did not receive any recommendations from any shareholders in connection with the 2006 annual meeting.

Compensation of Directors

During 2005, non-employee directors of the Company received an annual retainer of $12,500, $500 for each Board meeting attended, $400 for each Audit Committee meeting attended and $250 for each Committee meeting, other than Audit, attended. In addition, Messrs. File, Goldman, Kayser, Payne and Rossi, received committee chair and Chairman fees of $2,500, $5,000, $5,000, $5,000 and $10,000, respectively. Non-employee directors also receive equity compensation of 300 shares of City Holding Company Common Stock with a market value approximating $10,000 annually. Directors who are officers or employees of the Company and its subsidiaries receive no additional compensation for service on the Board or any of its Committees.

Mr. Bowling was paid $27,500 during fiscal year 2005 for serving as vice-chairman of the Board of Directors and is classified as an employee, with benefits commensurate with those available to all other employees of the Company. He was not paid any other fees for director or committee service or for meeting attendance.

Directors Payne, File, Songer, Hylton, and Tieche were directors of the former Bank of Raleigh, and are covered by the Bank of Raleigh Directors’ Deferred Compensation Plan. Under the terms of these plans, directors (or their survivors) are entitled to payments for a period of 15 years upon reaching retirement age, as defined by the plans, or death. The methodology for calculating future benefits for these directors was established at the time that the deferrals were made, and is unaffected by their current service on the Board of the Company. The Company accrues the present value of these obligations on its Consolidated Balance Sheet.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors (the “Audit Committee”) is comprised of six independent directors and operates under a written charter adopted by the Board of Directors. The Audit Committee selects the Company’s independent registered public accounting firm, subject to shareholder ratification. Management is responsible for the Company’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing reports thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. In this context, the Audit Committee has met and held discussions with management and Ernst & Young LLP (“Ernst & Young”), the Company’s independent registered public accounting firm.

Management represented to the Audit Committee that the Company’s audited consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and Ernst & Young.

The Audit Committee has discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Accounting Standards), as amended.

The Audit Committee has also received the written disclosures and the letter from Ernst & Young relating to the independence of that firm as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with Ernst & Young that firm’s independence from the Company. The Audit Committee has also considered whether the provision of non-audit related services by Ernst & Young is compatible with maintaining Ernst & Young’s independence and determined that Ernst & Young’s independence has not been impaired.

Based upon the Audit Committee’s discussions with management and Ernst & Young and the Audit Committee’s review of the representations of management and the report of Ernst & Young to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission.

Respectfully submitted,

James L. Rossi, Chairman

David W. Hambrick

Tracy W. Hylton, II

E.M. Payne III

Sharon H. Rowe

Albert M. Tieche, Jr.

February 21, 2006

This report shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, unless the Company specifically incorporates this report by reference. It will not be otherwise filed under such Acts.

LIMITATION OF LIABILITY AMENDMENT (Proposal 2)

During 2002, the West Virginia Corporation Act was repealed and replaced, in part, by the new West Virginia Business Corporation Act. Under the new Act, West Virginia corporations may include a provision in their Articles of Incorporation, which waives liability of the directors of the corporation for monetary damages to the corporation or its shareholders.

In order for this waiver to apply, the director must have acted in good faith. The waiver does not apply to any director who:

•	Breached a duty of loyalty to the corporation;

•	Acted in bad faith or engaged in intentional misconduct or knowingly violated any law;

•	Voted for an unlawful distribution, such as a dividend which would render the corporation insolvent or unable to pay its debts; or

•	Received any improper personal benefit in any transaction with the corporation.

These waivers are prospective only and do not apply to actions prior to their adoption.

The purposes of these waivers include protecting directors who acted in good faith, ensuring that qualified persons are willing to serve as directors, and protecting the corporation from claims from indemnification by directors who are sued in that capacity. The waiver also may help reduce the costs of liability insurance for directors and offset any potential reductions of insurance coverage. The primary disadvantage of the waiver is that it makes it more difficult for the corporation or its shareholders to sue directors for business decisions.

The Board of Directors of the Company has reviewed this change in the corporate law and determined that amending the Articles of Incorporation to include a waiver of director liability is in the best interests of the Company and its shareholders.

The proposed amendment to the Company’s Articles of Incorporation consists of amending Article X, Section 5, to add the following paragraph:

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted by the West Virginia Business Corporation Act or the laws of the United States or the State of West Virginia, as the same exist or may hereafter be amended. Any repeal or modification of the foregoing provision by the stockholders of the Corporation shall not adversely affect any right of protection of a director of the Corporation existing at the time of such repeal or modification.

The Board of Directors unanimously recommends a vote “FOR” the foregoing amendment.

MAJORITY VOTE AMENDMENT (Proposal 3)

The Board of Directors has unanimously approved and recommends an amendment to the Company’s Articles of Incorporation to change the percentage of votes required from 51% to two-thirds of the shares issued and outstanding to remove a director from office.

The proposed amendment to the Company’s Articles of Incorporation consists of amending Article X, Section 3, in its entirety, to read as follows:

3.	Removal of Directors. Any director may be removed, with or without cause, only by the affirmative vote of the holders of two-thirds of the outstanding Common Stock.

This amendment to the Company’s Articles of Incorporation will have an anti-takeover effect. The proposed amendment is intended to reduce the possibility that a third party could effect a sudden or surprise change in majority control over the Company’s Board of Directors. The Board believes that it is in the best interests of the Company and its shareholders to discourage certain unilateral attempts by a purchaser to take control of the Company. The amendment is designed to encourage any purchaser to propose a takeover of the Company only if that proposal is made at a price and upon terms and conditions that the Board believes are in the best interests of the Company and its shareholders.

The proposed amendment is permitted under the laws of the State of West Virginia, the Company’s state of incorporation, and, assuming approval by a majority vote of shareholders at the Annual Meeting, would become effective upon the filing of Articles of Amendment with the Secretary of State. This filing is expected to be made shortly after the adoption of the amendment if the proposed amendments are approved by the shareholders at the Annual Meeting.

The Board believes that adoption of the foregoing proposed amendment to the Articles of Incorporation is in the best interests of all shareholders and unanimously recommends that shareholders vote in favor of its adoption.

TIE VOTE AMENDMENT (Proposal 4)

The Board of Directors has unanimously approved and recommends an amendment to the Company’s Articles of Incorporation to provide that in the event that a vote brought before the Company’s Board of Directors results in a tie vote, the vote of the Chairman of the Board of the Company or his duly appointed delegate (who shall also be a Director) shall be counted twice.

The proposed amendment is intended to provide for governance of the Company in the event of a tie vote on its Board of Directors. The Board believes that it is in the best interests of the Company and its shareholders that the Company’s Articles of Incorporation include the provision for tie votes which may occur as a result of having an even number of Directors on the Board.

The Board believes that the adoption of the foregoing proposed amendment to the Articles of Incorporation is in the best interests of all shareholders and unanimously recommends that shareholders vote in favor of its adoption.

EXECUTIVE OFFICERS OF CITY HOLDING COMPANY

At March 24, 2006, the executive officers of the Company were as follows:

Name	Age	Business Experience
Charles R. Hageboeck	43	President and Chief Executive Officer, City Holding Company and City National Bank since February 1, 2005. Executive Vice President and Chief Financial Officer, City Holding Company and City National Bank from June 2001 – January 31, 2005. Director of Forecasting, Roche Diagnostics Corp. from 2000 - 2001. Chief Financial Officer, Peoples Bancorp of Indianapolis, IN from 1995 – 1999.

Craig G. Stilwell	50	Executive Vice President of Retail Banking since February 23, 2005. Executive Vice President of Marketing & Human Resources, City Holding Company and City National Bank May 2001 – February 22, 2005. Industry Consulting Leader-Financial Services, Olive LLP from 1999 - 2001. Senior Vice President, Human Resources & Marketing, Peoples Bank Corp. of Indianapolis, IN from 1978 - 1999.

John A. DeRito	56	Executive Vice President of Commercial Banking, City Holding Company and City National Bank since June 25, 2004. Credit Officer, Central West Virginia Region, BB&T from November 2000 – June 2004. Senior Vice President & Credit Officer, One Valley Bank from November 1983 – November 2000 .

John W. Alderman, III	41	Senior Vice President and Chief Legal Counsel, City Holding Company and City National Bank since April 1997.

David L. Bumgarner	40	Senior Vice President and Chief Financial Officer, City Holding Company and City National Bank since 2005. Audit Senior Manager, Arnett & Foster, PLLC from August 2000 – January 2005. Assistant Controller/Director of Accounting, Eastern States Oil & Gas, Inc. from May 1998 – August 2000.

EXECUTIVE COMPENSATION

The following table sets forth the annual compensation for the Company’s Chief Executive Officers during 2005 and the Company’s four other most highly paid executive officers (the “named executive officers”) whose salary and bonus for the last fiscal year exceeded $100,000, as well as the total compensation paid to each individual during the Company’s last three fiscal years:

SUMMARY COMPENSATION TABLE

		Annual Compensation		Long Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)	Restricted Stock Awards ($)	Securities Underlying Options (#)	All Other Compensation ($)(2)
Charles R. Hageboeck (3) President, Chief Executive Officer and Director	2005 2004 2003	317,167 231,000 220,000	201,401 181,335 187,000	— — —	50,000 10,000 10,000	7,540 7,040 6,540

Craig G. Stilwell (4) (5) (6) Executive Vice President, Retail Banking	2005 2004 2003	184,000 184,000 175,000	169,440 144,440 148,750	11,070 — —	10,000 10,000 10,000	6,492 6,170 5,886

John A. DeRito (7) (8) Executive Vice President, Commercial Banking	2005 2004	170,833 75,000	100,000 77,108	7,380 —	10,000 10,000	7,087 2,783

John W. Alderman, III Senior Vice President & Chief Corporate Counsel	2005	164,000	65,597	—	5,000	5,352

David L. Bumgarner Senior Vice President & Chief Financial Officer	2005	131,667	58,526	—	12,500	4,149

Gerald R. Francis (9) Former President, Chief Executive Officer and Director	2005 2004 2003	37,318 420,000 400,000	— 659,400 680,000	— — —	— 50,000 50,000	594,000 20,384 18,642

(1)	Bonus amounts paid for 2005, 2004 and 2003 were determined based upon the Company’s profitability for the year.

(2)	“All Other Compensation” for 2005 consisted of the following: (i) the Company’s matching contribution under the City Holding Company 401(k) Plan & Trust in the amount of $7,000 for Mr. Hageboeck, $5,313 for Mr. Stilwell, $5,139 for Mr. DeRito, $4,920 for Mr. Alderman and $3,811 for Mr. Bumgarner; (ii) group term life insurance premium payments in the amount of $540 for Mr. Hageboeck, $1,179 for Mr. Stilwell, $1,948 for Mr. DeRito, $432 for Mr. Alderman and $338 for Mr. Bumgarner; (iii) termination benefits of $593,140 for Mr. Francis and (iv) an automobile allowance of $860 for Mr. Francis.

(3)	Salary information provided for Mr. Hageboeck for the years 2003 and 2004 reflect his salary as Executive Vice President and Chief Financial Officer while 2005 salary information reflects his salary as President and Chief Executive Officer.

(4)	Salary information provided for Mr. Stilwell for the years 2003 and 2004 reflect his salary as Executive Vice President, Human Resources and Marketing while 2005 salary information reflects his salary as Executive Vice President – Retail Banking.

(5)	Mr. Stilwell’s 2005 bonus amount includes a $25,000 bonus associated with the acquisition of Classic Bancshares, Inc. and a performance bonus of $144,400. The $25,000 bonus is specifically excluded from the calculation of his termination benefits.

(6)

Represents the value of 300 shares of the restricted stock awarded to Mr. Stilwell under the Company’s 2003 Incentive Plan on December 21, 2005 based on the value of such shares on the grant date. Such shares vest on February 28, 2007. Dividends are paid on the restricted shares at the same time and at the same rate as dividends paid to all shareholders of the Company’s common stock. At December 31, 2005, the value of Mr. Stilwell’s restricted stock award would have been $10,795.

(7)	Represents the value of 200 shares of the restricted stock awarded to Mr. DeRito under the Company’s 2003 Incentive Plan on December 21, 2005 based on the value of such shares on the grant date. Such shares vest on February 28, 2007. Dividends are paid on the restricted shares at the same time and at the same rate as dividends paid to all shareholders of the Company’s common stock. At December 31, 2005, the value of Mr. DeRito’s restricted stock award would have been $7,190.

(8)	2004 salary reflects Mr. DeRito’s employment beginning in June 2004. Mr. DeRito’s 2004 bonus amount includes a signing bonus of $20,000 and a performance bonus of $57,108.

(9)	Mr. Francis resigned as President and Chief Executive Officer effective February 1, 2005 and he resigned as a director effective August 1, 2005.

OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

The following table shows the stock options granted to each named executive officer during the fiscal year ended December 31, 2005. The Company did not grant any stock appreciation rights (“SARs”) during the 2005 fiscal year.

Individual Grants
Name	Number of Securities Underlying Options Granted (#)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/sh)	Expiration Date	Grant Date Present Value ($)
Charles R. Hageboeck	50,000	35.59%	$32.925	1/30/2015	$487,500
Craig G. Stilwell	5,000	3.56%	$31.32	2/24/2015	$45,950
Craig G. Stilwell	5,000	3.56%	$36.90	12/20/2015	$56,650
John A. DeRito	5,000	3.56%	$30.65	2/22/2015	$44,650
John A. DeRito	5,000	3.56%	$36.90	12/20/2015	$56,650
John W. Alderman, III	5,000	3.56%	$36.90	12/20/2015	$56,650
David L. Bumgarner	10,000	7.12%	$32.925	1/30/2015	$97,500
David L. Bumgarner	2,500	1.78%	$36.90	12/20/2015	$28,325

In accordance with the Securities and Exchange Commission rules, grant date present value is determined using the Black-Scholes Model. The Black-Scholes Model is a complicated mathematical formula widely used to arrive at short-term valuations for exchange-traded options. Stock options granted by the Company are long-term, non-transferable, and subject to vesting restrictions. The Black-Scholes Model relies on several key assumptions to estimate the present value of options, including the volatility of, and dividend yield on, the security underlying the option, the risk-free rate of return on the date of grant and the estimated time period until exercise of the option. In calculating the grant date present value for City Holding Company Common Stock, the volatility was calculated using month-end closing prices of City Holding Common Stock between January 1996 and June 2005. The risk-free rate of return was fixed at the rate of the five-year U.S. Treasury Note for the month as reported in Federal Reserve Statistical Release H.15(159), and the estimated time period until exercise was assumed to be five years. The following assumptions were used in the table:

Stock Option Grant	Expiration Date	Volatility	Dividend Yield	Risk Free Rate of Return	Time Period
January 31, 2005	January 30, 2015	0.39%	3.04%	3.71%	5.0 years
February 23, 2005	February 22, 2015	0.39%	3.26%	3.89%	5.0 years
February 25, 2005	February 24, 2015	0.39%	3.19%	3.89%	5.0 years
December 21, 2005	December 20, 2015	0.38%	2.71%	4.40%	5.0 years

Effective December 21, 2005, the Board of Directors approved the acceleration of the vesting of certain options previously granted pursuant to the City Holding Company 2003 Incentive Plan (the “Plan”). No other terms of the stock option agreements changed. Value-vesting of the options was to occur in three separate installments. The Board of Directors accelerated the vesting of the options for Messrs. Hageboeck, Stilwell and DeRito. The Board of Directors determined that accelerating the vesting of these options was in the Company’s best interests due to the compensation expense associated with the affected options under changes in U.S. Generally Accepted Accounting Principles which will apply to the Company beginning on January 1, 2006. Prior to 2006, the Company accounted for stock options using the intrinsic value method of accounting, which provided for footnote disclosure of the compensation expense associated with stock options.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION/SAR VALUES

The following table shows the stock options exercised by the named executive officers during the fiscal year ended December 31, 2005 and the number and value of all unexercised options held by the named executive officers at December 31, 2005.

	Shares Acquired On Exercise (#)	Value Realized($)	Number of Securities Underlying Unexercised Options at Fiscal Year End(#)		Value of Unexercised In-the-Money Options at Fiscal Year End($)

Name			Exercisable	Unexercisable	Exercisable (1)	Unexercisable
Charles R. Hageboeck	12,718	$328,113	35,332	45,000	$349,145	$136,125
Craig G. Stilwell	9,480	$232,833	27,807	5,000	$163,579	$23,150
John A. DeRito	—	—	15,000	5,000	$35,400	$26,500
John W. Alderman, III	—	—	5,000	—	$—	$—
David L. Bumgarner	—	—	5,000	7,500	$7,563	$22,688

(1)	Value excludes exerciseable options of 5,000 shares each for Messrs. Stilwell, DeRito and Alderman and 2,500 shares for Mr. Bumgarner that were not in-the-money as of year end.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about stock options outstanding and shares available for future awards under the Company’s equity compensation plans as of December 31, 2005.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	(b) Weighted-average exercise price of outstanding options, warrants and rights (1)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders
1993 Stock Incentive Plan (2)	138,798	$22.06	—
2003 Incentive Plan	179,334	$33.60	819,000
Equity compensation plans not approved by security holders (3)	—	—	—

(1)	This column contains information regarding employee stock options only; there are no warrants or stock appreciation rights outstanding.

(2)	After March 2003, no additional options can be granted under the 1993 Stock Incentive Plan.

(3)	The Company does not have any equity compensations plans that have not been approved by shareholders.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

To the Board of Directors of City Holding Company:

The Compensation Committee of the Board of Directors (the “Committee”) is comprised of six independent directors and operates under a charter (attached as Appendix A) approved by the Board of Directors. The Committee is charged with the design and implementation of compensation plans affecting the Board of Directors and the Company’s executive officers, including salary, bonuses, annual grants of stock options, and any other forms of compensation.

Basis for Director Compensation

During 2004, the Committee engaged Clark Consulting (“Clark”) to make recommendations in regard to the Company’s compensation of its Board of Directors. After reviewing the Compensation practices of the Company’s peers, Clark recommended an increase in the retainer for all directors to $12,500 annually, increases in fees for audit committee meetings to $400, the establishment of additional annual retainers of $5,000 for the Board’s lead outside director, $10,000 for the chair of audit committee, $5,000 for the chairs of the compensation committee and the nominating/governance committee, and $2,500 for the chair of the trust committee. Further, Clark recommended annual grants of City Holding Company common stock with a market value of $10,000 in lieu of cash bonuses based on Company performance. Stock awards were determined to more closely align the interests of the directors with those of shareholders, who in turn are focused on the long-term performance of the Company. Clark also recommended that Board members that attend continuing education receive a stipend of $500 for a day of approved continuing education completed. During 2004, these recommendations were approved by the Compensation Committee and the full Board of Directors.

Executive Compensation

The Company’s executive compensation program includes three components: base salary, an incentive program for annual bonuses, and stock awards. Each element of the Company’s executive compensation program has a somewhat different purpose. The Committee believes that its principal responsibility is to ensure that the Company’s compensation practices allow the Company to attract and retain qualified management and to incent and reward executive performance in ways that are aligned with increasing shareholder value. Further, the Committee believes that overall compensation should be significantly dependent upon performance as measured by the Company’s profitability and the market price of the Company’s Common Stock. As a result, a significant portion of the compensation of executive officers of the Company is tied to the incentive program and stock awards. The incentive plan for annual bonuses for executive officers of the Company is based upon the profitability achieved by the Company in the fiscal year. Stock options provide a long-term incentive for future performance that aligns executive officers’ interests with those of the shareholders in general. During 2005, and under the Company’s 2003 Stock Incentive Plan, the Committee recommended, and the full Board approved, grants of stock options to executive officers of the Company. These grants were made at current market value with vesting schedules which ranged from immediate vesting through five years from the date of grant.

In order to attract and retain the qualified management able to lead the Company successfully, the Committee believes that overall executive compensation must be set at levels commensurate with peer financial institutions and that consideration must be given to the nature and scope of the executive officer’s responsibilities, performance, experience, and credentials. Salary payments during 2005 were made to the executive officers after review and consideration of all of these factors. Bonuses for 2005 were based upon the Company’s profitability. In 2005, the Company earned $2.84 per diluted share as compared to $2.75 in 2004. The Company’s Return on Assets was 2.09% in 2005 as compared to 2.10% in 2004. The Company’s Board of Directors believes that improvement in the Company’s performance during 2005 was impressive in light of the following factors. Firstly, in 2004, the Company’s net income included $3.2 million (net of certain expense and taxes) in legal revenues (approximately $0.19 per share). Secondly, the Company incurred no provision for loan losses in 2004, but incurred $1.4 million in 2005 (approximately $0.05 per share). Thirdly, the Company’s pre-tax interest income declined by $3.1 million (approximately $0.12 per share) associated with its portfolio of previously securitized loans. In spite of these three factors, the Company still managed to deliver an increase in earnings and maintained a return on assets of 2.09% which placed the Company among the top 2% of publicly traded banks in the U.S. with total assets over $1 billion. The Company’s Return on equity was 19.0% in 2005 as compared to 22.4% in 2004. The decrease in return on equity reflected completion of a successful merger with Classic Bancshares in May of 2005 which increased equity by $33.8 million. Measuring the return on capital in terms of the return on tangible equity (equity net of goodwill and other intangibles) resulted in a small decrease in the return on tangible capital to 22.3% in 2005 as compared to 23.1% in 2004.

Basis for Chief Executive Officer Compensation

The Company had two CEO’s during 2005. Gerald R. Francis served as CEO from January 1, 2005 thru February 1, 2005. Mr. Francis was employed under an Amended and Restated Employment Agreement dated

November 18, 2003. See “Other Executive Compensation Plans and Arrangements: Employment and Consulting Agreements.” For 2005, Mr. Francis earned $37,318 in salary as shown in the Summary Compensation Table as shown on page 16, and received Termination Compensation as discussed in Other Executive Compensation Plans and Arrangements beginning on page 23.

Charles R. Hageboeck has served as CEO since February 1, 2005. Mr. Hageboeck is employed under an Amended and Restated Employment Agreement dated February 1, 2005. In negotiating this employment agreement, and in setting Mr. Hageboeck’s compensation, the Board utilized the services of Clark Consulting and the Company’s attorneys. Mr. Hageboeck’s base compensation was determined by the Committee and reflects Mr. Hageboeck’s demonstrated experience and achievements, both as CFO of the Company between 2001 and 2005 and his experience at other institutions within the industry, as well as compensation levels at comparable companies. His base salary was initially set at $325,000, and was increased to $338,000 effective February 22, 2006. Mr. Hageboeck’s bonus was based upon the Company’s strong performance during 2005. Mr. Hageboeck’s employment agreement called for a bonus based upon the Company’s return on equity, which was 19.0% during 2005. The Company’s return on equity decreased following the acquisition of Classic Bancshares in May of 2005 as the result of increasing goodwill by $33.1 million. The Company’s return on tangible equity, however, remained relatively stable from 2004 to 2005, decreasing from 23.1% to 22.3% as did the Return on Assets which was 2.09% in 2005 as compared to 2.10% in 2004. The Company’s return on assets was the best among its peers (defined as publicly traded banks and thrifts with total assets of $1 to $5 billion) in both 2004 and 2005. Mr. Hageboeck received a bonus of $181,335 representing 78.5% of base salary in 2004 while serving as the Company’s CFO. Whereas the Company maintained its strong profitability during 2005, the Company determined that a bonus of $201,401 representing 63.5% of Mr. Hageboeck’s base salary, was warranted during 2005. As a result, Mr. Hageboeck’s total compensation for 2005 (base salary and bonus and other cash compensation) was $518,568. Mr. Hageboeck’s total cash compensation is lower than the $688,177 average total compensation during 2004 (the most current available) for CEO’s of all banks with assets between $1 and $5 billion as well as lower than the total cash compensation of $789,423 for CEO’s of banks with assets between $1 and $5 billion and return on average equity of more than 15% as reported by SNL Executive Compensation Review.

The Company granted Mr. Hageboeck options to purchase 50,000 shares of the Company’s Common Stock on January 31, 2005 at an exercise price of $32.925 based on that day’s closing stock price. A total of 5,000 of these options vested in June of 2005 and 9,000 shares vested on February 2, 2006. The remaining 36,000 shares vest proportionately on February 2nd of 2007, 2008, 2009, and 2010. The Committee’s grant was made in light of its desire to link Mr. Hageboeck’s long-term compensation with the Company’s success as well as a review of option grants at similar institutions.

Compensation for Other Executive Officers

Similarly, the Committee approved the CEO’s recommendation with respect to base salaries in regard in 2005 for the other executive officers based upon their responsibilities, experience, achievements, and compensation levels at similar institutions. Based upon the Company’s profitability and their individual performances, the other executive officers received bonuses which the Committee believes reflects their performance and aligns the interests of those executive officers with those of the shareholders. On January 31, 2005, the Company granted options to Mr. Bumgarner to purchase 10,000 shares of the Company’s Common

Stock at an exercise price of $32.925, the closing price of the Company’s common stock on that date. Of these shares, 2,500 vested immediately with the remainder to vest between February 1, 2006 and February 1, 2008. On February 23, 2005 the Company granted options to Mr. DeRito to purchase 5,000 shares of the Company’s Common stock at an exercise price of $30.65 to vest between February 23, 2006 and February 23, 2010. On February 25, 2005 the Company granted options to Mr. Stilwell to purchase 5,000 shares of the Company’s Common Stock at an exercise price of $31.32 which vest between February 25, 2006 and February 25, 2010. In December of 2005, the Company granted options to purchase 5,000 shares to Mr. Stilwell, Mr. DeRito and Mr. Alderman and 2,500 shares to Mr. Bumgarner all at an exercise price of $36.90 and all of which were immediately vested. The Company believes that these options align the Executives and the Company’s long-term interests.

Respectfully submitted,

C. Dallas Kayser, Chairman

Hugh Clonch

Oshel B. Craigo

Jay C. Goldman

Robert D. Fisher

James E. Songer II

February 15, 2006

This report shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, unless the Company specifically incorporates this report by reference. It will not be otherwise filed under such Acts.

STOCK PERFORMANCE

The following graph sets forth the cumulative total shareholder return (assuming reinvestment of dividends) to the Company’s shareholders during the five-year period ended December 31, 2005, as well as an overall stock market index (The Nasdaq Stock Market Index) and the Company’s Peer Group. The Peer Group consists of certain publicly-traded banking institutions over $1 billion but less than $7 billion in assets located in West Virginia and adjoining states. The trading symbols for such financial institutions include: FCBC, SASR, CTBI, FNBP, NPBC, UBSH, WSBC, VFGI, KNBT, CMTY, HNBC, PRK, PVSA, RBCAA, PEBO, SLFI, STBA, UBSI, FFBC and UVSP.

Comparison of Five-Year Cumulative Total Return

Among City Holding Company, Nasdaq Stock Market Index and Peer Group

This graph shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, unless the Company specifically incorporates this report by reference. It will not be otherwise filed under such Acts.

OTHER EXECUTIVE COMPENSATION PLANS AND ARRANGEMENTS

Employment and Consulting Agreements

The Company entered into an employment agreement with Gerald R. Francis on January 31, 2001. The agreement specified terms of employment, including compensation in the form of salary, a bonus formula, stock options granted at the date of hire, and other benefits that the Company believed were typical for executives with his experience and responsibilities. On January 26, 2005, the Company announced that Gerald R. Francis would resign as President and Chief Executive Officer of the Company effective February 1, 2005. Accordingly, on that date, Mr. Francis’ Employment Agreement, as revised and amended on November 18, 2003, terminated and the termination benefits agreed to became applicable. Under the agreement, Mr. Francis is entitled to receive 60% of his Termination Compensation for five years. Mr. Francis’ Termination Compensation was defined as the highest annual compensation reported in the Company’s Summary Compensation Table for both Salary and Bonus for the most recent three-year period. In 2003, Mr. Francis’ received salary and bonus totaling $1,080,000. Therefore, he is currently receiving termination benefits totaling

$54,000 monthly for sixty months, or a total of $3,240,000. The Company accrued an amount sufficient to cover these termination benefits during the period of Mr. Francis’ employment. In addition, Mr. Francis is eligible to receive health insurance coverage on the same terms as were in effect prior to his termination, under the Employer’s plans for five years from the date of termination.

The Company entered into an employment agreement with Charles R. Hageboeck on June 11, 2001, which was amended and restated effective November 18, 2003. On February 1, 2005, as a result of Mr. Hageboeck’s appointment as President and Chief Executive Officer of the Company, the Company and Mr. Hageboeck amended that employment agreement. The employment agreement, as amended, provides that effective February 1, 2005, Mr. Hageboeck will serve as the President and Chief Executive Officer of the Company and as President and Chief Executive Officer of the Company’s wholly-owned subsidiary, City National Bank of West Virginia. Pursuant to a letter dated January 31, 2005, from the Company to Mr. Hageboeck, the employment agreement has a term of three years commencing from February 15, 2005, although the benefits continue if Mr. Hageboeck continues his employment after the end of the term.

Under the employment agreement, Mr. Hageboeck’s compensation will consist of a base annual salary at a rate of no less than $325,000 per year, payable in accordance with the payroll practices of the Company applicable to its officers. Additionally, Mr. Hageboeck will be paid a bonus at the end of the Company’s fiscal year calculated based on the Company’s profitability as measured by its return on equity.

The employment agreement provides that if the Company terminates Mr. Hageboeck’s employment other than for Just Cause (as defined in the Employment Agreement), Mr. Hageboeck will be entitled, subject to his compliance with certain non-competition provisions, to receive termination benefits equal to the highest amount of cash compensation (including bonuses) received during any of the preceding three calendar years (“Termination Compensation”) times 2.00. Based upon Mr. Hageboeck’s earnings in 2005 as reflected in the Summary Compensation Table for Salary and Bonus, Mr. Hageboeck’s Termination Compensation is $518,568 resulting in total termination benefits of $1,037,136 which would be paid on a monthly basis over 60 months.

If Mr. Hageboeck terminates his employment for Good Reason (defined below), he may elect instead to receive a lump sum amount consisting of (1) any compensation due but not yet paid through the date of termination, and (2) in lieu of any further salary payments, an amount equal to the termination benefits specified above in a lump sum. Mr. Hageboeck would continue to receive health care coverage for five years.

Under the terms of his employment agreement, Mr. Hageboeck may voluntarily terminate his employment at any time and be eligible to receive the termination benefits described above subject to certain non-competition provisions. In the event of Mr. Hageboeck’s death, Mr. Hageboeck’s estate would be eligible for total termination benefits as described above. As such, over the term of his employment, the Company has accrued a sum sufficient to cover both cash termination benefits totaling $1,037,136 as well as the cost of health care benefits in the event that Mr. Hageboeck dies or voluntarily resigns his position as President & CEO.

If Mr. Hageboeck is deemed to become disabled, Mr. Hageboeck, during the first 12 months after his termination due to disability, will receive all compensation for which he would have been entitled if he had not been disabled, except such amount would be reduced by any compensation received pursuant to any applicable disability insurance plan of the Company. If he remains disabled after a period of 12 months, Mr. Hageboeck would become eligible for total termination benefits as described above.

Under Mr. Hageboeck’s employment agreement, “Good Reason” means the occurrence of any of the following events without Mr. Hageboeck’s express written consent: (1) the assignment to Mr. Hageboeck of duties inconsistent with the position status of the offices and positions provided for in the Employment Agreement; (2) a reduction by the Company in Mr. Hageboeck’s base salary then in effect or the exclusion of Mr. Hageboeck from participation in the Company’s benefit plans; (3) an involuntary relocation of Mr. Hageboeck more than 50 miles from the location where he worked immediately following his most recent voluntary relocation or the breach by the Company of any other material provision of the employment agreement; (4) any purported termination of the employment of Mr. Hageboeck by the Company which is not effected in accordance with the employment agreement; or (5) the occurrence of a Change of Control within the period of 24 months preceding such termination. The agreement defines “Change in Control” to mean, among other things, if any person or group of persons owns beneficially 25% or more of the combined voting power of the Company’s then-outstanding securities.

In addition to the foregoing, if Mr. Hageboeck dies, becomes disabled, is terminated without Just Cause or terminates his employment for Good Reason, Mr. Hageboeck will also be paid an additional lump sum payment equal to the Termination Compensation, or an amount equal to $518,568.

Pursuant to the letter agreement, if after the term of the employment agreement Mr. Hageboeck’s continued employment terminates due to death, disability, termination other than for Just Cause or voluntary termination, the Company will pay him (or his estate) the same compensation and provide the same health insurance coverage following termination as he would have been entitled to receive had the employment agreement been terminated during its term.

The Company entered into an employment agreement with Craig G. Stilwell on May 15, 2001, which was amended and restated effective November 18, 2003. On February 25, 2005, as a result of Mr. Stilwell assuming the duties of overseeing retail banking, the Company and Mr. Stilwell amended that employment agreement. The employment agreement provides that effective February 25, 2005, Mr. Stilwell will serve as Executive Vice President of Retail Banking of the Company and its wholly-owned subsidiary, City National Bank of West Virginia. Pursuant to a letter dated January 31, 2005, from the Company to Mr. Stilwell, the employment agreement has a term of three years commencing from February 15, 2005.

The employment agreement provides that if the Company terminates Mr. Stilwell’s employment other than for Just Cause (as defined in the Employment Agreement), Mr. Stilwell will be entitled, subject to his compliance with certain non-competition provisions, to receive termination benefits equal to the highest amount of cash compensation (including bonuses) received during any of the preceding three calendar years (“Termination Compensation”) times 2.00. Based upon Mr. Stilwell’s earnings in 2004 and 2005, as reflected in the Summary Compensation Table for Salary and Bonus, Mr. Stilwell’s Termination Compensation is $328,440, resulting in total termination benefits of $656,880 which would be paid on a monthly basis over 60 months.

If Mr. Stilwell terminates his employment for Good Reason (defined below), he may elect instead to receive a lump sum amount consisting of (1) any compensation due but not yet paid through the date of termination, and (2) in lieu of any further salary payments, an amount equal to the termination benefits specified above. Mr. Stilwell would continue to receive health care coverage for five years.

Under the terms of his employment agreement, Mr. Stilwell may voluntarily terminate his employment and receive the termination benefits described above subject to certain non-competition provisions. In the event of Mr. Stilwell’s death, Mr. Stilwell’s estate would be eligible for total termination benefits as described above. As such, over the term of his employment, the Company has accrued a sum sufficient to cover both the cash termination benefits totaling $656,880 as well as the cost of health care benefits in the event that Mr. Stilwell dies or voluntarily resigns his position as Executive Vice President of the Company.

If Mr. Stilwell is deemed to become disabled, Mr. Stilwell, during the first 12 months after his termination due to disability, he will receive all compensation for which he would have been entitled if he had not been disabled, except such amount would be reduced by any compensation received pursuant to any applicable disability insurance plan of the Company. If he remains disabled after a period of 12 months, Mr. Stilwell would become eligible for total termination benefits as described above.

In addition to the foregoing, if Mr. Stilwell dies, becomes disabled, is terminated without Just Cause or terminates his employment for Good Reason as defined in his employment agreement, Mr. Stilwell will also be paid an additional lump sum payment equal to the Termination Compensation, or an amount equal to $328,440.

“Good Reason” means the occurrence of any of the following events without Mr. Stilwell’s express written consent: (1) the assignment to Mr. Stilwell of duties inconsistent with the position status of the offices and positions provided for in the employment agreement; (2) a reduction by the Company in Mr. Stilwell’s base salary then in effect or the exclusion of Mr. Stilwell from participation in the Company’s benefit plans; (3) an involuntary relocation of Mr. Stilwell more than 50 miles from the location where he worked immediately following his most recent voluntary relocation or the breach by the Company of any other material provision of the employment agreement; (4) any purported termination of the employment of Mr. Stilwell by the Company which is not effected in accordance with the employment agreement; or (5) the occurrence of a Change of Control within the period of 24 months preceding termination initiated by the Company. The agreement defines “Change in Control” to mean, among other things, if any person or group of persons owns beneficially 25% or more of the combined voting power of the Company’s then-outstanding securities.

In addition to the foregoing, if Mr. Stilwell dies, becomes disabled, is terminated without Just Cause or terminates his employment for Good Reason, except to the extent that Good Reason is caused solely by a Change of Control, Mr. Stilwell will also be paid an additional lump sum payment equal to the Termination Compensation.

Pursuant to the letter agreement, if after the term of the employment agreement Mr. Stilwell’s continued employment terminates due to death, disability, termination other than for Just Cause or voluntary termination, the Company will pay him (or his estate) the same compensation and provide the same health insurance coverage following termination as he would have been entitled to receive had the employment agreement been terminated during its term.

The Company entered into a Change in Control and Termination Agreement on June 28, 2004, with John A. DeRito. Under this agreement, in the event of a Change in Control, Mr. DeRito may voluntarily terminate his employment with the Company until the expiration of the 24-month period after the Change in Control for Good Reason and be entitled to receive in a lump sum an amount consisting of (1) any compensation due but not yet paid through the date of termination and (2) in lieu of any further salary payments, an amount equal to the Termination Compensation specified below times 2.00, or at his election, he may receive this amount in installments paid out over 24 months according to the Company’s payroll practices during which time he shall also be eligible for health insurance coverage at the same rate as any employee. Based upon Mr. DeRito’s earnings in 2005, as reflected in the Summary Compensation Table for Salary and Bonus, Mr. DeRito’s Termination Compensation is $230,833, resulting in total termination benefits of $541,666, which would be paid on a monthly basis over 24 months.

The Termination Compensation under Mr. DeRito’s contract means the highest amount of annual cash compensation (including cash bonuses and other cash-based benefits, including amounts earned or payable, whether or not deferred, and excluding any signing bonus for employment, stock bonuses, stock options or stock acquired pursuant to stock options) and continuation of other benefits or cash equivalent value received by Mr. DeRito during any one of the three calendar years preceding the year of termination of employment or what Mr. DeRito would earn at his current rate of pay during the then-current calendar year.

Under Mr. DeRito’s Change in Control and Termination Agreement, “Good Reason” means the occurrence of any of the following events without Mr. DeRito’s express written consent: (1) the assignment to Mr. DeRito of duties inconsistent with the position held by him immediately prior to a Change in Control; (2) a reduction by the Company in Mr. DeRito’s base salary as then in effect or the exclusion of Mr. DeRito from participation in the Company’s benefit plans; (3) any involuntary relocation of Mr. DeRito more than 30 miles from the location where he worked immediately prior to a Change in Control or the breach by the Company of any other material provision of his Agreement; or (4) any termination of his employment by the Company without “Just Cause” (as defined in the agreement). The agreement defines “Change in Control” to mean, among other things, if any person or group of persons owns beneficially 20% or more of the combined voting power of the Company’s then outstanding securities.

The Company entered into an Employment Agreement with John W. Alderman, III, on March 14, 2002. The Employment Agreement provides that Mr. Alderman will serve as the Chief Legal Officer and Senior Vice President of the Company. Pursuant to a letter dated January 31, 2005, from the Company to Mr. Alderman, the Employment Agreement has a term of two years commencing on March 14, 2005. Under Mr. Alderman’s Employment Agreement, Mr. Alderman’s compensation consists of a base annual salary at a rate of no less than $164,000, payable in accordance with the payroll practices of the Company applicable to its officers. Mr. Alderman is entitled to participate in such incentive plans of the Company, including payment of an annual bonus.

The Employment Agreement provides that if Mr. Alderman dies while employed by the Company, Mr. Alderman’s estate shall receive annually 40% of Mr. Alderman’s Termination Compensation until the earlier to occur of five years from the date of death or the date on which Mr. Alderman would have reached the age of 65.

The Employment Agreement provides that if the Company terminates Mr. Alderman’s employment other than for “Just Cause” (as defined in his Employment Agreement), Mr. Alderman will be entitled, subject to his compliance with certain non-competition provisions, to receive “Termination Compensation” times 1.00. For purposes of Mr. Alderman’s Agreement, Termination Compensation means the highest amount of the annual cash compensation (including cash bonuses and other cash-based benefits, and excluding amounts earned upon exercise of stock options) received during any of the preceding five calendar years in each year until the end of the term of the Agreement. Based upon Mr. Alderman’s earnings for the preceding five calendar years, Mr. Alderman’s termination compensation is $229,597, resulting in total termination benefits of $229,597, which would be paid on a monthly basis over 12 months.

Mr. Alderman may voluntarily terminate his employment with the Company up until 24 months after the Change in Control if he terminates his employment for Good Reason. “Good Reason” means the occurrence of any of the following events without Mr. Alderman’s express written consent: (1) the assignment to Mr. Alderman of duties inconsistent with the position and status of the offices and positions of the Company held immediately prior to a Change in Control; (2) a reduction by the Company in Mr. Alderman’s pay grade or base salary as then in effect or the exclusion of Mr. Alderman from participation in the Company’s benefit plans or the Company’s failure to increase (within 12 months of Mr. Alderman’s last increase in base salary) his base salary in an amount which at least equals, on a percentage basis, the average percentage increase in base salary for all executives entitled to participate in the Company’s executive incentive plans for which Mr. Alderman was eligible during the preceding 12 months; (3) an involuntary relocation of Mr. Alderman more than 50 miles from the location where he worked immediately following his most recent voluntary relocation or the breach by the Company of any material provision of his Employment Agreement; or (4) any purported termination of Mr. Alderman’s employment which is not effected in accordance with his Employment Agreement. Mr. Alderman’s Agreement defines “Change in Control” to mean, among other things, if any person or group of persons owns beneficially 20% or more of the combined voting power of the Company’s then-outstanding securities. If Mr. Alderman terminates his employment, under these provisions, he will be entitled to receive in a lump sum an amount consisting of (i) any compensation due but not yet paid through the date of termination and (ii) in lieu of any further salary, payments from the date of termination to the end of the term, an amount equal to the termination compensation times 2.0. Based upon Mr. Alderman’s earnings for the preceding five calendar years, Mr. Alderman’s Termination Compensation is $229,597, resulting in total termination benefits of $459,194, which would be paid on a monthly basis over 24 months.

If Mr. Alderman is deemed to become disabled, Mr. Alderman, during the first 12 months after his termination due to disability, will receive all compensation for which he would have been entitled if he had not been disabled, except such amount would be reduced by any compensation received pursuant to any applicable disability insurance plan of the Company.

The Company entered into a Change in Control Agreement with David Bumgarner on February 1, 2005. Mr. Bumgarner’s Agreement provides that in the event of a Change in Control of the Company, Mr. Bumgarner may voluntarily terminate his employment with the Company until the expiration of the 12-month period after the Change in Control for Good Reason. In that situation, Mr. Bumgarner would be entitled to receive (1) any compensation already due and earned but not yet paid through the date of termination, and (2) in lieu of any further salary payment, an amount equal to Termination Compensation times 1.00. For purposes of Mr. Bumgarner’s Agreement, “Termination Compensation” means the highest amount of annual cash compensation including cash bonuses; but not including stock bonuses, stock options or stock acquired pursuant to stock options; and not including the value of any other non-cash benefits received during any one of the three calendar years preceding the year of termination of employment. Based upon Mr. Bumgarner’s earnings in 2005, as reflected in the Summary Compensation Table for Salary and Bonus, Mr. Bumgarner’s Termination Compensation is $190,193, resulting in total termination benefits of $190,193, which would be paid on a monthly basis over 12 months.

Under Mr. Bumgarner’s Employment Agreement, “Good Reason” means the occurrence of any of the following events without Mr. Bumgarner’s express written consent: (1) the assignment to Mr. Bumgarner of duties substantially inconsistent with the position held by Mr. Bumgarner immediately prior to the Change in Control; (2) the reduction by the Company in Mr. Bumgarner’s base salary as then in effect; (3) an involuntary relocation of Mr. Bumgarner more than 40 miles from the location where he worked immediately prior to the Change of Control; and (4) any purported termination of Mr. Bumgarner’s employment by the Company within 18 months after a Change of Control without Just Cause (as defined in the Agreement).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers, directors and persons who own more than 10% of a registered class of the Company’s equity securities to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. Such officers, directors and 10% shareholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file.

Based solely upon the review of copies of such reports furnished to the Company through the date hereof, or written representations that no reports were required, the Company believes that during the fiscal year ended December 31, 2005, all filing requirements applicable to its executive officers and directors were met except as follows:

In July 2005, Philip L. McLaughlin filed a late Form 4 with respect to one open market sale transaction of 2,500 shares.

In January 2006, Albert M. Tieche, Jr. filed a Form 5 to report 19 transactions that were required to have been reported on Form 4 during calendar years 2004 and 2005. These transactions related to shares held in a marital trust constituting 166,111 shares of which Mr. Tieche is a beneficiary and his mother is the trustee. Mr. Tieche was granted a power of attorney over his mother’s personal affairs. Mr. Tieche filed a Form 5 to report the series of transactions disposing of the 166,111 shares in question but has disclaimed beneficial ownership of these shares.

In February 2006, Mr. Hageboeck filed a late Form 4 with respect to a one cashless stock option exercise and five corresponding sale transactions involving 3,000 shares in November 2005. Both Mr. Hageboeck and his broker advised representatives of the Company of the transaction promptly; however, the Company inadvertently failed to file the report timely. In February 2006, the omission was discovered and a report was immediately filed.

CERTAIN TRANSACTIONS INVOLVING DIRECTORS AND

EXECUTIVE OFFICERS

During 2005, the Company’s subsidiaries had, and expect to have in the future, banking transactions with directors of the Company, their immediate families and entities in which they are principal owners (more than 10% interest). The transactions are in the ordinary course of business and on substantially the same terms, including interest rates and security, as those prevailing at the same time for comparable transactions with others and do not involve more than the normal risk of collectibility or present other unfavorable factors.

The Company has entered into employment agreements and an employment and consulting agreement with certain of its named executive officers and directors and provided other compensation to certain of its directors. See “Employment and Consulting Agreements” above under the section titled “Other Executive Compensation Plans and Arrangements” and “Compensation of Directors” above under the section titled “Additional Information Concerning the Board of Directors.”

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal 5)

Subject to ratification by the Company’s shareholders, the Company’s Audit Committee has appointed Ernst & Young LLP (“Ernst & Young”) as the Company’s independent registered public accounting firm to audit the consolidated financial statements of the Company for the year ending December 31, 2006.

Representatives of Ernst & Young are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Recommendation

The Audit Committee and the Board of Directors unanimously recommend the shareholders vote “FOR” such ratification.

Principal Accounting Fees and Services

During the fiscal years ended December 31, 2005 and 2004, the Company engaged Ernst & Young as its independent registered public accounting firm principally to perform the annual audit and to render other allowable services. The following table lists fees paid to Ernst & Young, for services rendered in fiscal years 2005 and 2004:

	2005	2004
Audit Fees	$581,571	$519,170
Audit-Related Fees	35,860	28,767
Tax Fees	93,205	53,875

Total Fees	$710,636	$601,812

Audit Fees include fees associated with the annual audit of the Company’s consolidated financial statements, incorporated by reference in its annual report on Form 10-K filed with the Securities and Exchange Commission, the audit of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005, and 2004, reviews of the Company’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission, audit procedures related to the Classic acquisition and the issuance of consents in filings with the Securities and Exchange Commission.

Audit-Related Fees primarily include audits of the Company’s employee benefits plans.

Tax Fees primarily include fees associated with tax return preparation, research and consultation.

Pre-Approval Policies and Procedures

The Audit Committee charter requires that the Audit Committee pre-approve all audit and non-audit services to be provided to the Company by the independent registered public accounting firm, provided, however, that the Audit Committee may specifically authorize its chairman to pre-approve the provision of any non-audit service to the Company. All of the services described above which Ernst & Young provided and for which they billed the Company were pre-approved by the Company’s Audit Committee. For the fiscal year ended December 31, 2005 the Company’s Audit Committee did not waive the pre-approval requirement of any non-audit services provided to the Company by Ernst & Young.

SHAREHOLDER PROPOSALS AND NOMINATIONS

Under the regulations of the SEC, any shareholder desiring to make a proposal pursuant to Rule 14a-8 of the SEC’s proxy rules to be acted upon at the Company’s 2006 annual meeting of shareholders must present such proposal to the Company’s Secretary at the principal executive offices of the Company at 25 Gatewater Road, Charleston, West Virginia 25313, not later than November 19, 2006 in order for the proposal to be considered for inclusion in the Company’s proxy statement for the 2007 annual meeting of shareholders.

Pursuant to the Company’s Amended and Restated Bylaws, a shareholder may nominate persons for election to the Board of Directors and, pursuant to the Governance Committee’s Charter, the Governance Committee considers nominees recommended by shareholders, in each case, if written notice is submitted to the Company’s Secretary at the principal executive offices of the Company not less than 120 calendar days prior to the first anniversary of the previous year’s annual meeting. If no annual meeting was held in the previous year or if the date of the annual meeting was changed by more than 30 days from the anniversary date of the previous year’s annual meeting, notice by the shareholder must be so received by the later of 120 calendar days prior to such annual meeting or 10 calendar days following the date on which public announcement of the date of the meeting is first made.

The shareholder’s notice must include:

•	as to each person whom the shareholder proposes to nominate for election as a director:

•	all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest or is otherwise required pursuant to Regulation 14A under the Exchange Act; and

•	such person’s written consent to being named in the proxy statement as a nominee and to serving as such as a director if elected; and

•	as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made:

•	the name and address of such shareholder, as they appear on the Company’s books, and of such beneficial owner;

•	the class and number of shares of the Company’s capital stock that are owned beneficially and of record by such shareholder and such beneficial owner;

•	a description of all arrangements or understandings between the shareholder and each nominee and any other persons (naming them) pursuant to which the nominations are to be made by the shareholder;

•	a representation that such shareholder is a holder of record of the Company’s stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination; and

•	a representation whether the shareholder intends to solicit proxies from shareholders in support of such nomination.

In order for a shareholder to bring other business before a shareholder meeting, timely notice must be received by the Company’s Secretary within the time limits described in the immediately following paragraph. The shareholder’s notice must contain:

•	as to each matter:

•	a brief description of the business desired to be brought before the meeting;

•	the reasons for conducting such business at the meeting;

•	in the event that such business includes a proposal to amend the Company’s Articles of Incorporation or Bylaws, the language of the proposed amendment; and

•	any material interest in such business of such shareholder and for the beneficial owner, if any, on whose behalf the proposal is made; and

•	as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made, the information described above, with respect to the shareholder proposing such business.

The Company’s Secretary must receive written notice of a shareholder proposal to be acted upon at the 2007 annual meeting not later than the close of business on November 19, 2006. In addition, if the Company does not receive notice of a shareholder proposal at least 45 days before the Company first mails its proxy statement for the 2007 annual meeting, the persons named as proxies in the Company’s proxy card for the 2007 annual meeting will have discretionary authority to vote on such proposal at the 2007 annual meeting.

The requirements found in the Company’s Amended and Restated Bylaws are separate from and in addition to the requirements of the SEC that a shareholder must meet to have a proposal included in the Company’s proxy statement.

OTHER MATTERS

As of the date of this proxy statement, the Board of Directors is not informed of any matters, other than those stated above, that may be brought before the annual meeting. However, if any other matters are brought before the annual meeting or any adjournments or postponements thereof, the persons named on the accompanying proxy card or their substitutes will vote with respect to such matters in accordance with their best judgment.

By Order of the Board of Directors,

Victoria A. Evans
Secretary

March 24, 2006

Appendix A

City Holding Company

Compensation Committee Charter

(rev. 11/2005)

Purpose

The Compensation Committee is appointed by the Board of Directors to discharge the Board’s responsibilities relating to compensation of the Company’s executives.

Committee Membership

The Committee will be composed of at least three directors, all of whom satisfy the definition of “independent” under the listing standards of The Nasdaq Stock Market. All Committee members shall also be “non-employee directors” as defined by Rule 16b-3 under the Securities Exchange Act of 1934 and “outside directors” as defined by Section 162(m) of the Internal Revenue Code. The Committee members will be appointed by the Board and may be removed by the Board in its discretion. The Committee shall have the authority to delegate any of its responsibilities to subcommittees as the Committee may deem appropriate, provided the subcommittees are composed entirely of independent directors.

Meetings

The Committee shall meet as often as its members deem necessary to perform the Committee’s responsibilities.

Committee Authority and Responsibilities

The Committee will have the authority, to the extent it deems necessary or appropriate, to retain a compensation consultant to assist in the evaluation of director, Chief Executive Officer (CEO) or senior executive compensation. The Committee shall have sole authority to retain and terminate any such consulting firm, including sole authority to approve the firm’s fees and other retention terms. The Committee shall also have authority, to the extent it deems necessary or appropriate, to retain other advisors. The Company will provide for appropriate funding, as determined by the Committee, for payment of compensation to any consulting firm or other advisors employed by the Committee.

The Committee will make regular reports to the Board and will propose any necessary action to the Board. The Committee will review and reassess the adequacy of this charter annually and recommend any proposed changes to the Board for approval.

In carrying out its responsibilities:

•	The Committee shall have responsibility for developing and maintaining an executive compensation policy that creates a direct relationship between pay levels and corporate performance and returns to shareholders. The Committee shall monitor the results of such policy to assure that the compensation payable to the Company’s executive officers provides overall competitive pay levels, creates proper incentives to enhance shareholder value, rewards superior performance, and is justified by the returns available to shareholders.

•	The Committee shall have the responsibility to review and to make recommendations to the full Board of Directors for the approval of compensation and benefit plans, which may include amendments to existing plans, cash- and equity-based incentive compensation plans, and non-qualified deferred compensation and retirement plans.

•	The Committee shall establish annually subjective and objective criteria to serve as the basis for the Chief Executive Officer’s compensation, evaluate the Chief Executive Officer’s performance in light of those criteria and determine the Chief Executive Officer’s compensation based on that evaluation.

•	The Committee shall establish annually subjective and objective criteria to serve as the basis for the other executive officers’ compensation, evaluate the other executive officers’ performance in light of those criteria and determine the other executive officers’ compensation based on that evaluation.

•	In establishing the compensation to be paid or provided to executive officers, the Committee shall utilize, where it deems appropriate, comparative data regarding compensation practices. The Committee may utilize flexible compensation structures to attract, retain, motivate and appropriately reward executive officers, consistent with the Company’s compensation philosophy. The Committee may retain one or more compensation consultants or other advisors to assist the Committee with these duties. The Committee shall have sole authority to approve the fees and other retention terms of any such consultant or advisor.

•	With respect to the Company’s equity-based compensation plans, the Committee shall review and recommend for the approval of the full Board of Directors grants of stock options, restricted stock, performance shares, stock appreciation rights, and other equity-based incentives to executive officers to the extent provided under the compensation plans. The committee may delegate to the President and Chief Executive Officer all or part of the committee’s authority and duties with respect to grants and awards to individuals who are not subject to the reporting requirements and other provisions of Section 16 of the Securities Exchange Act of 1934 as in effect from time to time

•	The Committee shall from time to time review and make recommendations to the Board of Directors regarding the compensation of non-employee directors.

•	The Committee shall provide, over the names of the Committee members, the required Compensation Committee report for the Company’s proxy statement for the annual meeting of shareholders.

•	The Committee shall have available to it such support personnel, including management staff, outside auditors, attorneys and consultants as it deems necessary to discharge its responsibilities.

•	The Committee shall consider the application of Section 162(m) of the Internal Revenue Code to the Company and its compensation practices and develop a policy for the Company with respect to Section 162(m).

•	The Secretary of the Committee shall be the Corporate Secretary or his or her designee. The proceedings of all Committee meetings shall be documented in minutes. At the next regular Board meeting following any Committee meeting, the Chairman of the Committee shall report to the Board of Directors on behalf of the Committee.

•	The Chairman of the Committee shall discuss the Committee’s performance with each member of the Committee, following which discussions the Chairman shall lead the Committee in an annual evaluation of its performance. The annual evaluation shall include a review of the Committee’s charter.

•	The Committee shall cause to be provided to Nasdaq appropriate written confirmation of any of the foregoing matters as Nasdaq may from time to time require.

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Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions to record your vote.
VOTE BY MAIL
Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Corporate Election Services, P.O. Box 3230, Pittsburgh PA 15230.

Vote by Telephone Call Toll-Free using a touch-tone telephone: 1-888-693-8683	Vote by Internet Access the Website and cast your vote: www.cesvote.com	Vote by Mail Return your proxy in the postage-paid envelope provided

Vote 24 hours a day, 7 days a week.

If you vote by telephone or Internet, please do not send your proxy by mail.

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Proxy card must be signed and dated below.

ê    Please fold and detach card at perforation before mailing.    ê

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CITY HOLDING COMPANY	PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR

THE ANNUAL MEETING OF SHAREHOLDERS ON MAY 10, 2006.

The undersigned shareholder of City Holding Company hereby appoints John W. Alderman, III and Victoria A. Evans and each of them, with full power of substitution, as proxies and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of City Holding Company held of record by the undersigned on March 17, 2006 at the 2006 Annual Meeting of Shareholders to be held on May 10, 2006 or any adjournment or adjournments thereof. The undersigned shareholder authorizes the proxies to cumulate their votes at their discretion.

Dated:	, 2006

Signature

Signature, if held jointly

Please date and sign exactly as name appears hereon. If shares are held jointly, each shareholder should sign. Agents, executors, administrators, guardians, trustees, etc. should use full title, and, if more than one, all should sign. If the shareholder is a corporation, please sign full corporate name by the president or another authorized officer. If a partnership, please sign in partnership name by authorized person.

YOUR VOTE IS IMPORTANT

If you do not vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope, or otherwise to Corporate Election Services, P.O. Box 3230, Pittsburgh, PA 15230, so your shares may be represented at the Annual Meeting. If you vote by telephone or Internet, it is not necessary to return this proxy card.

Proxy card must be signed and dated on the reverse side.

ê    Please fold and detach card at perforation before mailing.    ê

...

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR Proposals 1, 2, 3, 4 and 5. You may revoke this proxy at any time prior to the time it is voted at the Annual Meeting.

1. Proposal to elect four Class I directors to serve a term of three years.
CLASS I NOMINEES:
(1) David W. Hambrick (2) James L. Rossi (3) James E. Songer II (4) Mary H. Williams
❑ FOR (except as marked to the contrary above) ❑ WITHHOLD authority
To withhold authority to vote for any individual nominee, strike a line through the nominee’s name above.
	FOR	AGAINST	ABSTAIN

2.         Proposal to approve an amendment to the Company’s Articles of Incorporation to provide a waiver of liability of directors under certain circumstances as permitted under the West Virginia Business Corporation Act enacted in 2002.

	❑	❑	❑

3.         Proposal to approve an amendment to the Company’s Articles of Incorporation to change the percentage of votes required to remove a director from office from 51% to two-thirds of the shares issued and outstanding.

	❑	❑	❑

4.         Proposal to approve an amendment to the Company’s Articles of Incorporation to provide that in the event that a vote brought before the Company’s Board of Directors results in a tie vote, the vote of the Chairman of the Board of the Company or his duly appointed delegate (who shall also be a Director) shall be counted twice.

	❑	❑	❑

5. Proposal to ratify the Board of Directors’ appointment of Ernst & Young LLP as the independent registered public accounting firm for City Holding Company for 2006.	❑	❑	❑

6. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting of Shareholders or any adjournment or adjournments thereof.

Please mark, sign, date and return the proxy promptly using the enclosed envelope.